Exhibit 10.2

Execution Version

From:	Inspired Entertainment Inc. (the “Company”)

To:	Lucid Agency Services Limited, as agent under the Facilities Agreement (the “Agent”) 6th Floor, No 1 Building 1-5 London Wall Buildings London EC2M 5PG

Attention:	Transaction Management (deals@lucid-ats.com)

Date:	24 June 2020

By post and email

Dear Sirs,

Inspired Entertainment Inc. - Amendment to the extended grace period letter agreement dated 6 April 2020 between the Company for itself and for and on behalf of each other Obligor and the Agent for itself and for and on behalf of the Majority Lenders (“Extended Grace Period Letter Agreement”).

1.	Introduction

1.1	We refer to:

(a)	the senior facilities agreement originally dated 27 September 2019 between, amongst others the Company as company, Nomura International plc and Macquarie Corporate Holdings Pty Limited (UK Branch) as Original Lenders, Inspired Gaming (UK) Limited and Gaming Acquisitions Limited as Original Revolving Facility Borrowers, the Agent as agent and Lucid Trustee Services Limited as Security Agent (as amended, amended and restated or otherwise modified from time to time (the “Facilities Agreement”));

(b)	the Extended Grace Period Letter Agreement;

(c)	the amendment to the Extended Grace Period Letter Agreement and Facilities Agreement dated 15 June 2020 between the Company for itself and for and on behalf of each other Obligor, and the Agent for itself and for and on behalf of each of the Lenders (acting on the instructions of the Majority Lenders); and

(d)	the amendment to the Extended Grace Period Letter Agreement and Facilities Agreement dated 22 June 2020 between the Company for itself and for and on behalf of each other Obligor, and the Agent for itself and for and on behalf of each of the Lenders (acting on the instructions of the Majority Lenders).

1.2	Terms defined in the Facilities Agreement or the Extended Grace Period Letter Agreement (as amended) have the same meanings in this Letter unless the context otherwise requires.

1.3	The provisions of clauses 1.2 (Construction) of the Facilities Agreement apply to this Letter as though they were set out in full in this Letter, except that references to the Facilities Agreement shall be construed as references to this Letter.

1.4	This Letter is a Finance Document for the purposes of the Facilities Agreement.

1.5	By this Letter the Company (for itself and as agent on behalf of each other Obligor) is requesting that the Agent (acting on the instructions of the Majority Lenders in accordance with clause 42.1(c) (Required consents) of the Facilities Agreement) enter into this Letter to agree certain amendments to the Facilities Agreement and the Extended Grace Period Letter Agreement.

2.	Amendments and Acknowledgment

2.1	With effect from the date on which each of the Company and the Agent has duly signed, dated and exchanged this Letter, the Company and the Agent agree the Extended Grace Period Letter Agreement shall be amended as follows:

(a)	The definition of Extended Grace Period shall be amended to read as follows:

“Extended Grace Period means the period on and from the Effective Date until the earlier to occur of the following:

(a)	any circumstances constituting an Event of Default under the Facilities Agreement;

(b)	any default by the Company in respect of its obligations as set out in this Letter; or

(c)	the earlier of 2.00 p.m. (London time) on 25 June 2020 and the ARA Effective Date (or such later date as agreed by the Company and the Agent (acting on the instructions of the Majority Lenders) in writing).”

(b)	Paragraph 2.2 of the Extended Grace Period Letter Agreement shall be amended to read as follows:

“For the duration of the Extended Grace Period, the Majority Lenders confirm that:

(a)	Clause 28.1 (Payment Default) of the Facilities Agreement shall be amended to read as follows:

“28.1 Payment Default

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	in the case or principal and interest, such payment is made within three Business Days of its due date or, solely in the case of the payment of interest in respect of Facility B which fell due on 1 April 2020, such payment is made by the earlier of 2.00 p.m. (London time) on 25 June 2020 and the ARA Effective Date; or

(b)	in the case of any other amount, payment is made within five Business Days of the due date.”;

2.2	It is hereby agreed and acknowledged that, notwithstanding anything to the contrary in the Extended Grace Period Letter Agreement, paragraph 6 of the Extended Grace Period Letter Agreement no longer applies to the Finance Parties and they shall not have any obligations under or in connection with that paragraph.

2.3	With effect from the date on which each of the Company and the Agent has duly signed, dated and exchanged this Letter, the Company and the Agent agree that, for the duration of the Extended Grace Period, the Facilities Agreement shall be amended as follows:

(a)	Clause 28.1 (Payment Default) of the Facilities Agreement shall be amended to read as follows:

“28.1 Payment Default

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	in the case or principal and interest, such payment is made within three Business Days of its due date or, solely in the case of the payment of interest in respect of Facility B which fell due on 1 April 2020, such payment is made by the earlier of 2.00 p.m. (London time) on 25 June 2020 and the ARA Effective Date; or

(b)	in the case of any other amount, payment is made within five Business Days of the due date.”;

2.4	The Parties acknowledge and agree that on termination or expiry of the Extended Grace Period, the amendment specified in paragraph 2.3 above shall cease to take effect and the previous form of clause 28.1 (Payment Default) of the Facilities Agreement shall be immediately reinstated in full.

3.	Guarantee and security confirmation

3.1	Without prejudice to the rights of any Finance Party which have arisen on or before the Effective Date:

(a)	the Company for itself and as agent on behalf of each other Obligor confirms that, on and after the Effective Date:

(i)	the Facilities Agreement as amended by this Letter and the other Finance Documents will remain in full force and effect; and

(ii)	the Transaction Security Documents to which it is a party will continue to secure all obligations which are expressed to be secured by those documents (including, without limitation, each Obligor’s obligations under the Facilities Agreement) as amended by this Letter; and

(b)	each Guarantor confirms that, on and after the Effective Date, its guarantee, undertaking and indemnity under clause 23 (Guarantees and Indemnity) of the Facilities Agreement will remain in full force and effect and will extend to each Obligor’s obligations under the Finance Documents (including, without limitation, their obligations under the Facilities Agreement as amended by this Letter).

3.2	To the extent that a Guarantor’s guarantee, undertaking or indemnity under clause 23 (Guarantees and Indemnity) of the Facilities Agreement is not, for any reason, enforceable on or after the Effective Date in relation to any Obligor’s obligations under the Finance Documents (including, without limitation, their obligations under the Facilities Agreement, as amended by this Letter), that Guarantor guarantees to, undertakes with and indemnifies each Finance Party on the terms of that clause in relation to those obligations on and after the Effective Date.

4.	Representations and warranties

4.1	The Company (for itself and as agent on behalf of each other Obligor) makes the following representations and warranties to the Agent, on behalf of the Finance Parties, on the Effective Date:

(a)	each of the Repeating Representations; and

(b)	that it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Letter and the transactions contemplated by this Letter.

4.2	The Company:

(a)	confirms that it is entering into this Letter for itself and on behalf of each other Obligor pursuant to clause 2.6 (Obligors’ Agent) of the Facilities Agreement; and

(b)	undertakes to procure that each of the other Obligors shall comply with the terms of this Letter.

5.	Reservation of rights

5.1	Save to the extent expressly agreed pursuant to the terms of this Letter, the Finance Documents shall remain in full force and effect.

5.2	The amendments set out in paragraphs 2.1 and 2.3 of this Letter are without prejudice to any other rights and remedies which the Parties (including the Finance Parties) may have, or may arise, under the Finance Documents.

5.3	The Parties acknowledge and agree that except as expressly provided in, and solely for the purposes described in, this Letter, neither this Letter nor any act or omission on the part of the Agent or any other Finance Party during the continuation of the Extended Grace Period shall constitute a waiver of any default or event of default (howsoever described) or of any rights and remedies available to the Agent or any other Finance Party under the Finance Documents, this Letter, any other agreement or otherwise, all of which are hereby reserved.

6.	Continuation of obligations

The Agent confirms in accordance with paragraph (n) of clause 42.2 (Exceptions) of the Facilities Agreement that each Lender which consents to the terms of this Letter shall procure that any assignee, transferee, sub-participant or sub-contractor of its Commitments shall confirm to the Company and the Agent at the time of assignment, transfer, sub-participation or sub-contract that such assignee, transferee, sub-participant or sub-contractor shall be bound by the terms of this Letter.

7.	Counterparts

This Letter may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Letter by e-mail attachment or telecopy shall be an effective mode of delivery.

8.	Contracts (Rights of Third Parties) Act 1999

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Letter, except that any Finance Party may enjoy the benefit and enforce the terms of this Letter in accordance with the provisions of such Act.

9.	Confidentiality

This Letter is confidential. No Party shall disclose its contents without the express permission of the other Party, save as required by applicable law or regulation, any applicable governmental or other regulatory authority, an applicable stock exchange requirement (whether imposed pursuant to statute or contract), or if required in connection with any legal, administrative or arbitration proceedings, and further save that:

(a)	the Company may make copies available to the officers of the Obligors and their respective shareholders, auditors, insurers and advisers;

(b)	each Party may make it available to their retained legal and financial advisers;

(c)	each Finance Party may make it available to any of their respective Affiliates, to any person with whom a Finance Party has entered into a participation or other agreement in relation to their respective economic interest in the Facilities Agreement, to any of their actual or prospective successors, transferees, assignees or sub-participants, and each of their respective retained legal and financial advisers;

(d)	the Agent may make it available to (i) the other Finance Parties; and (ii) its officers, shareholders and auditors; and

(e)	each of the Company or any other member of its Group may disclose to any third party: (i) the existence of this Letter; (ii) the fact that the Agent (for itself and on behalf of each of the other Finance Parties) is a party to this Letter; (iii) the Extended Grace Period; and (iv) any other information in relation to the contents of this Letter that, in the reasonable opinion of the Company, if disclosed to such third party will better enable itself to manage its business and operations during the Extended Grace Period, in the case of paragraphs (a) to (c) above strictly upon terms that the content of this Letter may not be disclosed by such persons to any other third party without the prior written consent of each of the Company and the Agent.

10.	Survival of terms

The Parties acknowledge and agree that the provisions of paragraphs 1, 7, 8, 9, 10 to 13 of this Letter shall survive the termination or expiry of the Extended Grace Period.

11.	Notices

Any communication in connection with this Letter must be in writing and, unless otherwise stated, may be made by fax or letter, in each case in accordance with clause 38 (Notices) of the Facilities Agreement.

12.	Costs and Expenses

Each Obligor agrees that:

(a)	each Finance Party is entering into this Letter in connection with the preservation of its rights under the Finance Documents; and

(b)	without limiting clause 22.3 (Enforcement and preservation costs) of the Facilities Agreement, the Company shall be liable for and shall pay within 5 Business Days of demand each Finance Party (or the Agent and Globe Invest Limited only, as applicable) the amount, in the case of paragraph (iii) below, of all costs and expenses (including, but not limited to, legal fees (subject to caps and scope of work to be agreed) incurred by such Finance Party and, in the case of paragraphs (i) and (ii) below, of legal fees (subject to caps and scope of work to be agreed) only, incurred by Globe Invest Limited and the Agent, in each case, in connection with:

(i)	the negotiation of, entry into and exercise of its rights under this Letter;

(ii)	the negotiation, preparation, printing, execution and perfection of the amendment and restatement agreement referred to in paragraphs 2.1 and 2.3 above (the “ARA”), any associated Finance Documents and other documents required to be delivered as conditions precedent to or entered into in connection with the ARA; and

(iii)	the enforcement of, or preservation of its rights under, this Letter.

13.	Governing law and jurisdiction

This Letter and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law and each Party agrees that the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to the existence, validity or termination of this Letter or any non-contractual obligation arising out of or in connection with this Letter), whether arising in contract, tort or otherwise. The Parties agree that the courts of England are the most appropriate and convenient courts to settle any such disputes and accordingly no Party will argue to the contrary.

Please confirm your acceptance to the terms of this Letter by signing and dating the counterpart letter agreement where indicated below.

Yours faithfully

/s/ Stewart Baker
For and on behalf of
Inspired Entertainment Inc.
for itself and for and on behalf of each other Obligor

Dated:	24 June 2020

[Signature page to the Extended Grace Period Letter Agreement]

We acknowledge and agree to the terms set out in this Letter:

/s/ Caroline Horvath-Franco
For and on behalf of
Lucid Agency Services Limited
in its capacity as the Agent
for itself and for and on behalf of the Majority Lenders

Dated:	24 June 2020